Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REFINANCES $33 MILLION OF DEBT
Completes Refinancing of Company Owned Portfolio
DALLAS – (BUSINESS WIRE) – June 26, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has completed a $33 million refinancing of mortgage debt on four owned communities. These four loans have an initial term of three years, plus options for two one-year extensions. The four mortgages each carry variable interest rates tied to the 30-day London Interbank Offered Rate (“LIBOR”) plus a spread of 260 basis points. The Company has purchased an interest rate cap which limits the maximum rate on these loans to 7.60% through January 2008. Principal on the loans will amortize over 25 years. The loans are cross-collateralized and cross-defaulted with release provisions.
“We expect this refinancing, along with our recently announced $110 million transaction, to provide future interest savings of approximately $3.8 million per year,” said James A. Stroud, Chairman of the Company. “In addition, we have fixed the rates on over 80% of our debt and capped the remainder of our interest rates through early 2008.”
“We have now fixed or capped the interest rates on our entire wholly-owned portfolio and successfully completed one of our major objectives for 2006,” added Lawrence A. Cohen, Chief Executive Officer. “We own 25 communities carrying mortgage debt of approximately $194 million. Of this total, 21 communities have mortgage debt of approximately $161 million at fixed interest rates averaging approximately 6.20%. The other four communities have $33 million of debt at interest rates of LIBOR plus 260 basis points. The interest rate cap limits LIBOR to 5.0% and thus will limit this debt to a maximum rate of 7.60% through January of 2008. Consequently, as a result of these transactions, the blended average rate on the entire portfolio of owned communities is now approximately 6.50%.”
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
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The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,200 residents, including 35 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 7 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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